Filed Pursuant to Rule 433

Registration No. 333-214109

**PRICING DETAILS** $1.5bn Huntington Auto Trust (HUNT) 2016-1

JOINT BOOKRUNNERS:	Credit Suisse(str), BofAML, JPM
CO-MANAGERS :	Huntington Investment Company, KBW, Sandler O’Neill

CLS	$AMT (mm)	WAL	MDY/S&P	L.FINAL	BNCH SPRD	YLD %	CPN	$ PRICE

A1	355.000	0.30	P-1/A-1+	12/15/17		0.85%	0.85	100-00
A2	380.000	1.00	Aaa/AAA	05/15/19	EDSF +20	1.298	1.29	99.99556
A3	450.000	2.00	Aaa/AAA	11/16/20	IntS +28	1.598	1.59	99.99471
A4	258.000	3.20	Aaa/AAA	04/15/22	IntS +40	1.939	1.93	99.99628
B	20.250	3.46	Aa3/AA+	06/15/22	IntS +65	2.230	2.21	99.96775
C	21.000	3.46	A3/A+	08/15/22	IntS +100	2.580	2.56	99.97943
D	15.750	3.46	Baa3/BBB+	08/15/23	IntS +140	2.980	2.96	99.99461

* Expected Settle :	11/30/16	*Format:	SEC-Registered
* First Pay Date:	12/15/16	*ERISA:	Yes
* Expected Ratings :	Moody’s/S&P	* Min Denoms :	$1k by $1k
* Expected Pricing :	Priced	* Ticker:	HUNT 2016-1

*  Roadshow :

www.dealroadshow.com                                                  Passcode : HUNT161

*  Intexnet : csf_hunt_2016-1_prelim                             Passcode : AVXJ

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037. Any disclaimers or other notices that may appear below are not applicable to this message and should be disregarded. Such disclaimers or other notices have been automatically generated.